Exhibit 99.1

PRESS RELEASE

FullCircle Registry, Inc

161 Alpine Drive

Shelbyville, KY 40065-8878

Office: (502) 410-4500

Fax:  (502) 633-6163

FullCircle Registry, Inc. announces The Depository Trust Company approval for Fast Automated Securities Transfer (FAST) Services

SHELBYVILLE, Ky., December 15, 2011 -- FullCircle Registry, Inc. (OTC Bulletin Board:  FLCR) today announced that the company has been approved by The Depository Trust Company for inclusion in the FAST (Fast Automated Securities Transfer) program. The FAST system gives shareholders the ability to move shares electronically to their brokerage accounts using the DWAC (Deposit Withdrawal At Custodian) function through the company’s transfer agent, Interwest Transfer Company, Inc.

The company sought FAST approval in response to a recent stance taken by the larger stock clearinghouses that they will no longer accept the transfer and deposit of physical stock certificates of microcap companies.  Norman L. Frohreich, President and CEO of FullCircle Registry, Inc, stated, “The company’s application to be FAST approved is an effort by the management to make it easier for our investors to move their shares into the larger brokerage houses such as Etrade and Charles Schwab regardless of the current share price.”

According Mr. Frohreich, the application had taken considerable time while The Depository Trust Company was approving FullCircle.

Management has assisted holders in moving their shares through the DWAC transfer system, and at least one brokerage house, Etrade, approved and accepted shares from Interwest into the investor’s brokerage account. Mr. Frohreich stated, “Our investors who have used the DWAC system have reported that there are very few problems with transferring certificate with the smaller boutique brokerage firms as well.”

For information on how to transfer or DWAC FullCircle shares, investors may contact FullCircle Registry, Inc. for assistance or directly contact Interwest Transfer Company, Inc. at 801-272-9294 for the proper forms to accommodate your request.

Forward-Looking Statements Disclosure:

This press release may contain "forward-looking statements" within the meaning of the federal securities laws. In this context, forward-looking statements may address the company's expected future business and financial performance, and often contain words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "will," and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

Source: FullCircle Registry, Inc.